EXHIBIT 10.1
FIRST AMENDMENT TO
COMMERCIAL LEASE
     THIS FIRST AMENDMENT TO COMMERCIAL LEASE (this “Amendment”), is effective as of the 19th day of May, 2011, by and between 5901 Fourth LLC a Washington limited liability company successor in interest to Gull Industries, Inc. a Washington corporation (“Landlord”) and Blue Nile, Inc. a Delaware corporation (“Tenant”) and shall supplement and modify that certain COMMERCIAL LEASE Agreement dated July 21, 2006 (the “Lease”).
RECITALS
     Whereas, Landlord and Tenant have entered into the Lease for the real property located at 5907 Fourth Avenue, South, Seattle, Washington; and
     Whereas, Landlord and Tenant desire to amend certain terms of the Lease;
     Now, therefore, in consideration of the mutual covenants and consideration acknowledged herein, the parties agree as follows:
Section 1(g) Term of Lease and Possession. This section is amended as follows:
The lease shall terminate on October 31, 2014 (“Expiration Date”) unless otherwise terminated in accordance with the terms hereof.
Section 1(h) Base Monthly Rent. The Base Monthly Rent as defined in the Lease is modified as follows:
November 1, 2011 through October 31, 2014:    $17,038.84/month
Section 30. Option to Renew. The section is deleted in its entirety and the following is inserted in lieu thereof:
Tenant is granted the right to extend the term of this Lease beyond the Expiration Date for one (1) period of three (3) years (the “Extended Term”). Tenant may not exercise this Extension Right if it is then in default beyond any applicable cure period. Tenant must provide written notice thereof to Landlord no later than one hundred and eighty (180) days prior to the Expiration Date. In the Extended Term all terms and conditions of this Lease shall apply except that Base Monthly Rental shall be based on the Fair Market Rent for the Premises.
As used herein, “Fair Market Rent” means an amount equal to the then prevailing rate for similar space in a comparable building located within the Seattle metropolitan area during the applicable Extended Term, but in no event less than the Base Monthly Rent to be paid to Landlord in the last twelve (12) months of the Term. Tenant may, at any time during the last lease year of the Term, request that the Landlord provide to Tenant within thirty (30) days of such request its opinion of Fair Market Rent. After receiving Landlord’s determination of Fair Market Rent, Tenant shall have the right any time during the period it may deliver written notice to exercise the right to extend the term to: (i) notify Landlord in writing that it is exercising its extension option and that Tenant accepts Landlord’s determination of Fair Market Rent for the applicable Extended Term;

or (ii) notify Landlord that Tenant disagrees with Landlord’s determination of the Fair Market Rent and wishes to negotiate in good faith the amount of Fair Market Rent. In the event that Landlord and Tenant are unable to agree upon the Fair Market Rent for the Extended Term by the ninetieth (90th) day prior to the expiration date of the Term, then Fair Market Rent shall be determined by appraisal as follows:
     (a) Either Landlord or Tenant may submit the matter to appraisal by notifying the other party in writing. Within the (10) days after the date of such notice, the parties shall use reasonable efforts to designate a licensed, M.A.I. appraiser having at least ten (10) years experience appraising industrial rental property in the Seattle metropolitan area and who has not been regularly employed or retained as a consultant, appraiser or agent of either party during the last twelve (12) months, but if the parties are unable to agree upon a single appraiser within such period, then Landlord and Tenant shall each shall promptly designate an appraiser conforming to these qualifications; and
     (b) The two appraisers designated shall then immediately designate a third appraiser similarly qualified. Within thirty (30) days of being chosen, the appraiser(s) shall promptly conduct an independent rental study and narrative comparison of the Fair Market Rent for each Lease Year of the applicable Extended Term. In the case of a single appraiser, the appraiser shall deliver his or her opinion directly to the Landlord and Tenant. In the case of three appraisers, as soon as the studies are complete, the appraisers shall meet and attempt to reach agreement upon the Fair Market Rent for the Premises for the applicable Extended Term. If the appraisers are unable to agree, and if each determination is not more than ten percent (10%) higher or lower than one of the other determinations, the mathematical average of the three rates so determined shall be the Fair Market Rent for the Premises. Otherwise, the two rates closest in amount for the applicable Extended Term shall be mathematically averaged and that average shall be the Fair Market Rent for the Premises. The determination of Fair Market Rent shall in any event be determined no later than sixty (60) days prior to the expiration date of the Term.
     (c) Each party shall pay the cost of its own appraiser and one-half the costs of the third appraiser. The appraiser(s) decision shall be final and binding upon Landlord and Tenant.
Section 31. Tenant Termination Right.
Tenant is granted a one-time right to terminate this Lease as of October 31, 2013 upon the following terms and conditions: a) by providing written notice thereof to Landlord on or before April 30, 2013 and b) Upon payment to Landlord of an amount equal to four months of Base Monthly Rent (herein after the “Termination Fee”). The Termination Fee is due and payable prior to October 31, 2013. If Tenant fails to provide timely written notice and pay the Termination Fee in accordance with these terms, the Lease shall continue in full force and effect through the Expiration Date.
IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

LANDLORD:		TENANT:

5901 FOURTH LLC,		BLUE NILE, INC.
a Washington limited liability company		a Delaware corporation

By	/s/ William Low	By	/s/ Vijay Talwar
Its	Sr. VP Real Estate Gull Industries, Inc.	Its	CFO
	Managing member of 5901 Fourth LLC	By	/s/ Dwight Gaston
		Its	Senior VP